Exhibit 23.12

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Neighborhood Intelligence, Inc. and related proxy statement/prospectus or other prospectus materials, of our report dated June 24, 2026, relating to the financial statements of Southwind Building Products, LLC as of December 31, 2025 and for the year then ended, included in the Current Report on Form 8-K filed on August 5, 2026.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement and related proxy statement/prospectus or other prospectus materials, solely to the extent such reference relates to our report on the Southwind Building Products, LLC financial statements described above.

/s/ Estes & Walcott, Certified Public Accountants

Dalton, Georgia
August 17, 2026